Thursday                      Media Contact:   Virginia Mackin
July 29, 1999                                  704-383-3715 (office)
                                               704-896-1044 (home)
                              Analyst Contact: Alice Lehman
                                               704-374-4139

FIRST UNION NAMES G. KENNEDY THOMPSON PRESIDENT

CHARLOTTE - First Union Chairman and CEO Edward E. Crutchfield announced today that G. Kennedy Thompson, 48, has been elected by the Board of Directors to become the President of the Corporation following the upcoming retirement of John R. Georgius. Georgius will retire December 31, 1999, following 36 years in the banking industry, including 24 years of service at First Union.

Thompson was elected to the First Union Board of Directors effective immediately.

Thompson, 48, is currently Vice Chairman of the Corporation with responsibility for Global Capital Markets, which includes First Union's funds management activities, specialized industry finance, risk management products, syndicated loans, public and private finance, securitizations and asset-backed finance, equity and debt underwriting, merger and acquisition advisory services, and other investment banking products and services.

Thompson joined First Union in 1976 and held several key management positions within First Union's Commercial Bank during the early years of his career and was head of Human Resources. He later served as President of First Union's Georgia and Florida banks before being named Managing Director of Capital Markets in 1996.

"As a leader in our commercial bank and as President of our Florida bank, Ken achieved tremendous success as First Union expanded into new markets and attracted new customers. His leadership role in Capital Markets has been a key factor in advancing and increasing our business in a challenging global marketplace," said Edward E. Crutchfield, Chairman and CEO.

"We have a strong management team with great depth at First Union," Crutchfield said. "Over the years, we have focused considerable attention on developing our management team for the future. Ken's selection to succeed John as President is proof of the talent we have within our organization."

"John has contributed tirelessly to the growth and success of First Union over the past 24 years." said Crutchfield. "But he has expressed a desire to retire and pursue other interests at this point in his life. We respect his decision, deeply appreciate his contributions and wish him every success in the future."

"I'm proud of First Union's growth and accomplishments and I'm confident in the direction the company is going," said Georgius. "We have a team of very talented, dedicated professionals who are devoted to serving the customers, shareholders and communities that we serve."

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Georgius began his banking career in 1963 and joined First Union in 1975. He has led all of First Union's state banking operations, its growing Capital
Management Group (which includes First Union's retail brokerage, mutual funds, trust and insurance products), the consumer banking group (including mortgage, card products and telephone banking), the automation and operations group and other staff functions.

For the second quarter, First Union earned $873 million on an operating basis, which represents an annualized return on average stockholder's equity of 21.25 percent and an annualized return on average assets of 1.56 percent. This performance is among the best in the industry.

First Union (NYSE: FTU) is a leading provider of financial services to more than 16 million customers throughout the East Coast and the nation. At June 30, 1999, First Union had assets of $230 billion and total stockholder's equity of $16 billion. The company operates full-service banking offices in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C.

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